Exhibit 99.1

NEWS RELEASE
Contact: Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

SI International Completes Acquisition of Zen Technology, Inc.

Acquisition Broadens Federal Government Client Base

RESTON, VIRGINIA – February 27, 2006 – SI International, Inc. (Nasdaq:SINT), an information technology and network solutions (IT) company, announced today that on February 27, 2006 it completed the purchase of Zen Technology, Inc., a provider of information technology and managed network services. The acquisition supports SI International’s strategic growth plan to broaden its customer base and strengthen its portfolio of mission-critical solutions.

Founded in 1994, Zen Technology is a highly-regarded Federal government IT contractor specializing in managed network services, information assurance, software development and systems engineering, database and systems administration, and IT consulting. Zen’s largest clients include the Missile Defense Agency (MDA), DoD Washington Headquarters Services (WHS), Federal Communications Commission (FCC), the Pension Benefit Guaranty Corporation (PBGC), the Federal Trade Commission (FTC), and the Department of Housing and Urban Development (HUD). The company has approximately 275 employees with approximately 50 percent holding secret or above clearances.

Under the terms of the agreement, SI International acquired Zen Technology for $60 million in cash. The transaction was funded through cash-on-hand and borrowings under the company’s newly amended credit facility. On February 27, 2006, SI International entered into an amendment to its term loan agreement with its bank group with new terms and conditions, including increasing the loan amount by $29.3 million. SI International expects the acquisition to be accretive to earnings. Zen Technology’s trailing twelve months revenue ended November 30, 2005 was approximately $38 million and operating income of approximately $6.0 million.

“We have a great deal of respect and admiration for the high-quality work and excellent customer service that the Zen Technology team provides to their clients. We welcome the highly-talented employees of Zen Technology into the SI International organization,” said Brad Antle, President and CEO of SI International. “We believe that the combined company will create more opportunities to provide our service offerings to a larger client base.”

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government. The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions. SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has over 4,000 employees. More information about SI International can be found at www.si-intl.com.

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The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in SI International’s filings with the Securities and Exchange Commission. The actual results of SI International may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties. These include the following risks and uncertainties that relate specifically to the Zen Technology acquisition: (i) the risk that the Zen Technology businesses will not be integrated successfully into SI International; (ii) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition, the strengthening of relationships with key clients, and cross-selling opportunities; and (iii) SI International’s increased indebtedness after the acquisition. Other risks and uncertainties that may affect the actual results include: differences between authorized amounts and amounts received by the SI International under government contracts; failure of government customers or prime contractors to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by SI International with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. SI International undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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